PATENT LICENSE AND ASSIGNMENT AGREEMENT

Patent License and Assignment Agreement (this “Agreement”) is entered into as of November 15, 2022 (the “Effective Date”) by and between Ipax LLC («Assignor»), and Mag Magna Corp. («Assignee»), (herein individually referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, Assignor owns certain patents related to veterinary medicinal products, feed additives, premixes and finished feeds, namely a formula of feed additives (the “Assigned Patent Rights”);

WHEREAS, Assignor has the right to assign Assigned Patent Rights as defined below;

WHEREAS, Assignor agrees to provide Assignee a chemical formula of feed additives and advisory services related to the assigned products subject to the terms and conditions for such assignment as set out in this Agreement;

WHEREAS, Assignee believes it must own Assigned Patent Rights to effectively raise funds to distribute and market products, and consequently Assignee desires to acquire title to Assigned Patent Rights, subject to the terms and conditions for such assignment as set out in this Agreement;

WHEREAS, Assignee seeks to obtain an exclusive right to practice Assigned Patent Rights, and consequently Assignor desires to grant such an exclusive right to Assignee under the terms of this Agreement; and

WHEREAS, the Parties desire during the term of this Agreement grant to Assignee Assigned Patent Rights.

1. DEFINITIONS AND INTERPRETATION

1.1 Glossary of Terms.

a) In this Agreement, the following words shall, unless otherwise stated or are inconsistent with the context, have the following meanings:

• “Agreement” means this Patent License and Assignment Agreement, entered into between Assignor and Assignee on November 15, 2022.

• “Assigned Patent Rights” means the rights and interests in and to any and all assigned patents (including Assignor’s certificates and formulas), including any and all continuing applications, renewals, and all letters patent on any of the foregoing.

• “Effective Date” means the date of this Agreement agreed to by the Parties as the date on which the Agreement takes effect.

• “Field of use” is a provision based on a patent license that limits the scope of what the Assignor authorizes to the Assignee that manufactures a patented product or performs a patented process to do in relation to the patent, by specifying a defined field of use that is, a defined field of permissible operation by the Assignor.

• “License” means any rights under this Agreement now or hereafter acquired by Assignee to use any registration, copyright, or copyright registration for which a patent is in existence or other licenses of rights or interests now held or hereafter acquired by Assignee.

• “Patents” means the ownership of all rights, title, and interest in and to each of the Patents hereafter acquired by Assignee, free and clear of all liens and other adverse claims. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes, or actions falling. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

• “Product” means any Product made or commercialized by or for Mag Magna Corp. in any country or territory in the world (or any component thereof).

• “Term” means the period in which the Agreement shall be in full force and effect, commencing on the Effective Date and continuing for a term of 5 (five) years.

• “Territory” means all the countries and territories within North America.

2. COMMENCEMENT AND DURATION

2.1 Commencement of Agreement. This Agreement shall commence on the Effective Date and shall continue for a term of 5 (five) years and may be prolonged for any applicable period terminated in accordance with the termination provisions.

2.2 Agreement exclusivity. The Parties agree that this Agreement is entered into on an exclusive basis. According to this Agreement, Assignor transfers to Assignee an exclusive right for distributing, developing, marketing, and selling CHASIS and MAGA components.

3. CONFIDENTIALITY

3.1 Confidentiality of Terms. The Parties hereto will keep the terms and existence of this Agreement and the identities of the Parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters;(c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating Parties;(d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by Assignee, in order to perfect Assignee’s interest in the Assigned Patent Rights; (f) to enforce Assignee’s right, title, and interest in and to the Assigned Patent Rights; provided that, in (b) through (d) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third Parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure.

4. REVIEW AND CONDITIONS

4.1 Termination and Survival. In the event all conditions set forth in this Agreement are not met within sixty (60) days following the Effective Date, Assignee will have the right to terminate this Agreement.

4.2 Territory. The territory of the Assigned Patent Rights is North America. It is also possible to expand the geographical boundaries by additional signed Agreement by both parties in case it will not contradict them and will not cause any damage to the business.

5. PAYMENT CONSIDERATION AND TERMS

5.1 Payment terms. All royalty payments to Assignor shall be made at the end of the reporting period of the company by the Assignee. Payment of royalties shall be made to Assignor not later than the fourteenth (14th) day after the end of the period to which the payment relates. The Assignee is not obligated to make any minimum royalty payments hereunder. The amount payable shall not comprise the funds raised in the initial public offering of Mag Magna Corp.

5.2 Royalty Payment. For the rights granted in this Agreement, and subject to Paragraph 4 herein, Assignee shall pay Assignor a royalty of twenty percent (20%) of Assignee's product sale manufactured, sold, or imported by Assignee in the Territory.

5.3 Termination of Royalty on Invalidity or Unenforceability. The royalty payments shall terminate if the Patents are held invalid or unenforceable. The Patents shall be deemed invalid or unenforceable under this Agreement if a court or tribunal of competent jurisdiction makes such a determination, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review.

6. TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

6.1 Assignment of Patents. Upon the Effective Day, Assignor hereby assigns, transfers, and conveys to Assignee the exclusive right, title, and interest in the Assigned Patent Rights.

6.2 License of Assigned Patent Rights to Assignee. Subject to the terms and conditions hereof, Assignor hereby grants to Assignee the exclusive right and license to the Assigned Patent Rights, solely for use within the terms stated in this Agreement, to (i) distribute, market and offer for sale and sell products and services under the Assigned Patent Rights, and (ii) make improvements to Assigned Patent Rights and further distribute, market and offer for sale and sell products and services to Assigned Patent Rights. Assignee agrees to maintain the quality and performance of any products or services under Assigned Patent Rights or improvements thereto, at a level that meets or exceeds standards of quality and performance generally accepted in the industry.

6.4 Registration Certificates. Assignee desires to obtain copies of the registration certificates to the Assigned Patent Rights in connection with its business, and Assignor desires to grant such registration certificates on the terms and conditions contained herein solely in the Field of use.

7. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

Assignor hereby represents and warrants to Assignee as follows that, as of the Effective Date:

7.1 Authority. Assignor has the full power and authority and has obtained all third-party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of Assigned Patent Rights to Assignee.

7.2 Title and Contest. Assignor owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Assignor has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights.

7.3 Restrictions on Rights. Assignee will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of Assigned Patent Rights as a result of any prior transaction related to the Assigned Patent Rights.

7.4 Conduct. To Assignor’s knowledge formed after reasonable due diligence and investigation, Assignor or its representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting Assignor’s patent rights to a standard-setting organization.

7.5 Enforcement. Assignor has not put a third party on notice of actual or potential infringement of any of the Patents. Assignor has not invited any third party to enter into a license under any of the Patents. Assignor has not initiated any enforcement action with respect to any of the Patents.

7.6 Further Cooperation. At the reasonable request of Assignee, Assignor will perform such acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers. In addition, Assignor will continue to prosecute, maintain, and defend the Patents at its sole expense until the end of this Agreement.

8. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

Assignee hereby represents and warrants to Assignor as follows that, as of the Effective Date:

8.1 Valid Existence and Good Standing. Assignee is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

8.2 Assurance. Assignee has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

9. MISCELLANEOUS MATTERS

9.1 Construction. This Agreement has been negotiated by the Parties and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party, including without limitation, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental authority by reason of such Party’s having or being deemed to have structured or drafted such provision.

9.2 Relationship of Parties. The Parties agree that they are acting as independent contractors and not as partners or joint venturers, and under no circumstances shall any of the employees of one Party be deemed the employees of the other for any reason or purpose. This Agreement shall not be construed as authority for either party to act for the other Party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other.

9.3 Modification; Waiver. Any modification or waiver of this Agreement or parts of this Agreement must be in writing, specifically referencing this Agreement, and signed by an authorized representative of the party against whom enforcement of the purported modification or waiver is sought. Any failure to exercise any right, remedy or option or any other waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

«Assignor»

Name	Ipax LLC (“Ipax”)
Ipax LLC
Head office	30 N Gould St Ste R Sheridan, WY 82801

EIN	92-1040002

«Assignee»

Name	Mag Magna Corp

Head office	325 W Washington St, Ste 2877
San Diego, CA 92103
EIN	98-1626237

Signed by Ipax LLC («Assignor»): ___________________________

Signed by Mag Magna Corp («Assignee»): ____________________________